Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy, Inc. Announces First Quarter 2011
Results

Highlights:

•                  Net sales of $43.5 million, double the prior year quarter

•                  Order intake up 150%; ending backlog strong at $227 million

•                  Adjusted EBITDA increases to $0.1 million vs. a $7.2 million loss in Q1 2010

•                  Sale of Logistics business completed on March 4, 2011

•                  At March 31, 2011, cash and marketable securities rose to $22.0 million

NAPERVILLE, IL, May 9, 2011—Broadwind Energy (NASDAQ: BWEN) reported sales of $43.5 million for the first quarter of 2011, a 100% increase compared to $21.7 million in the first quarter of 2010. The sharp increase reflects significant improvement in demand and increased production compared to a very weak prior year quarter. Sales in both the Towers and Gearing segments were up substantially compared to the prior year as a result of the increased demand, as well as success at rebuilding sales to industrial customers.

The Company reported a net loss from continuing operations of $4.1 million or $0.04 per share in the first quarter of 2011 compared to a loss of $12.0 million or $0.11 per share during the first quarter of 2010.  The improvement against the 2010 quarter was the result of the beneficial impact of higher sales, improved production flow and volume efficiencies, lower selling, general and administrative expenses and lower amortization expense.

The Company reported Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of $0.1 million during the first quarter of 2011 compared to an Adjusted EBITDA loss of $7.2 million during the first quarter of 2010, due principally to the improved tower and gearing segment results, and lower corporate expenses.

Peter C. Duprey, president and chief executive officer, stated, “I am pleased to report a strong first quarter for Broadwind Energy. With our revenues doubling and order intake increasing by about 150% over first-quarter 2010, our capacity utilization in our towers and gearing business continued to improve.  Our focus on larger towers and rebalancing our revenue stream between wind energy and industrial customers is paying off.  We are expanding our sales force and ensuring that we are customer focused in delivering a quality product, on time.  While we continue to face a challenging wind energy market, we remain focused on the diversification of our customer base and the expansion of our services business where we have strong core competencies.”

The first quarter loss from discontinued operations totaled $1.1 million, inclusive of the operating losses at the Company’s Badger Transport business, which was divested on March 4, 2011.

At March 31, 2011, backlog totaled $227 million, a slight increase over the December 31, 2010 backlog of $226 million.

Segment Results

Towers

Broadwind manufactures wind turbine towers, specializing in the large and heavier towers that are designed for 2 megawatt (“MW”) and larger wind turbines.

Towers segment sales totaled $28.2 million in the first quarter of 2011, compared to $12.0 million in the first quarter of 2010. Adjusted EBITDA for the first quarter totaled $3.6 million in 2011, compared to a loss of $0.2 million in 2010. The increases in both revenues and EBITDA were primarily attributable to an increase of approximately 200% in tower sections produced compared to the prior year.  Current quarter EBITDA also benefitted from improved production efficiencies at the Abilene facility, partially offset by higher wage expense.  Production of wind towers totaled 193 megawatts (MW) in the quarter.  Towers segment operating income for the first quarter of 2011 was $2.4 million, compared to an operating loss of $1.3 million in 2010.

Gearing

Broadwind produces precision gearing for the wind industry and gearboxes for mining, oilfield and other industrial customers.

Gearing segment sales totaled $13.6 million in the first quarter of 2011, compared to $7.7 million in 2010. The increase was due primarily to growth in sales to industrial and wind customers of 96% and 46%, respectively as compared to the prior year quarter when demand was weak and we experienced a relatively slow restart of the plant following an extended holiday shutdown. Adjusted EBITDA for the first quarter of 2011 was $0.1 million compared to a loss of $2.6 million in the prior year first quarter. The improvement reflects the sales increase as well as improved operational efficiencies, including improved labor utilization and absorption.  Gearing segment operating loss for the first quarter of 2011 was $2.4 million, compared to a loss of $5.1 million in 2010.

Services

Broadwind is a leading independent provider of installation support and operations and maintenance services for the wind turbine industry. The Company also offers repair and refurbishing of complex wind components, including control systems, gearboxes and blades.

Revenue from the Services segment was $1.8 million in the first quarter of 2011, compared with $2.0 million in the first quarter of 2010. The decrease in revenues was primarily the result of reduced demand for one-time services associated with turbine erection and other construction related services.  Adjusted EBITDA for the first quarter was a loss of $1.1 million compared to a loss of $1.6 million in the prior year first quarter. The reduction in EBITDA loss was primarily attributed to improved technician utilization and increased cost-containment efforts.  Services operating loss in the first quarter 2011 was $1.4 million compared to a loss of $2.5 million in 2010 primarily due to less amortization expense related to an intangible impairment taken in the fourth quarter of 2010.

Corporate and Other

First quarter corporate and other expenses totaled $2.6 million, down $0.6 million from the prior year due to lower employee compensation expense and general cost-containment efforts.

Cash and Liquidity

At March 31, 2011, cash and marketable securities on hand totaled $22.0 million and the Company’s $10 million credit line was undrawn, and outstanding debt totaled $10.6 million.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and heavy industries, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of more than 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans to grow its business and its expectations regarding its operations and the business of its customers; the sufficiency of the Company’s working capital; and the Company’s expectations regarding the state of the wind energy market generally, as well as the Company’s expectations relating to the economic downturn and the potential impact on its business and the business of its customers. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: John Segvich, 630.995.7137, john.segvich@bwen.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	March 31	December 31,
	2011	2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, short term investments	$21,963	$15,331
Restricted cash	170	170
Accounts receivable, net	22,477	21,427
Inventories, net	16,755	17,739
Prepaid expenses and other current assets	4,100	3,476
Assets held for sale	—	6,847
Total current assets	65,465	64,990
Property and equipment, net	105,872	106,317
Intangible assets, net	9,858	10,073
Other assets	1,826	2,126
TOTAL ASSETS	$183,021	$183,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$140	$140
Current maturities of long-term debt	1,437	1,437
Current portions of capital lease obligations	987	966
Accounts payable	19,531	22,342
Accrued liabilities	6,465	6,515
Customer deposits	21,128	8,881
Liabilities held for sale	—	4,221
Total current liabilities	49,688	44,502

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	9,203	9,671
Long-term capital lease obligations, net of current portions	1,548	1,802
Other	1,187	1,335
Total long-term liabilities	11,938	12,808

STOCKHOLDERS’ EQUITY:
Common stock	107	107
Additional paid-in capital	356,924	356,545
Accumulated deficit	(235,636)	(230,456)
Total stockholders’ equity	121,395	126,196
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$183,021	$183,506

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Revenues	$43,530	$21,743
Cost of sales	40,951	25,239
Gross profit (loss)	2,579	(3,496)

OPERATING EXPENSES:
Selling, general and administrative	6,337	7,715
Intangible amortization	215	855
Total operating expenses	6,552	8,570

Operating loss	(3,973)	(12,066)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(273)	(282)
Other, net	210	129
Total other (expense) income, net	(63)	(153)

Net loss from continuing operations before provision (benefit) for income taxes	(4,036)	(12,219)
Provision (benefit) for income taxes	17	(228)
Loss from continuing operations	(4,053)	(11,991)
Loss from discontinued operations, net of tax	(1,127)	(2,133)
NET LOSS	$(5,180)	$(14,124)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.04)	$(0.11)
Loss from discontinued operations	(0.01)	(0.03)
Net Loss	$(0.05)	$(0.14)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,180)	$(14,124)
Loss from discontinued operations	1,127	2,133
Loss from continuing operations	(4,053)	(11,991)

Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization expense	3,501	4,160
Change in fair value of interest rate swap agreements	—	(253)
Deferred income taxes	—	(1,226)
Stock-based compensation	369	593
Allowance for doubtful accounts	163	502
Loss on disposal of assets	82	(5)
Changes in operating assets and liabilities:	8,960	(2,571)
Net cash provided by (used in) operating activities of continued operations	9,022	(10,791)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business	761	—
Purchases of available for sale securities	(102)	—
Purchases of property and equipment	(2,380)	(2,590)
Proceeds from disposals of property and equipment	110	7
Decrease (increase) in restricted cash	—	2,010
Net cash used in investing activities of continued operations	(1,611)	(573)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	—	53,467
Common stock issued under defined contribution 401(k) plan	149	172
Payments on lines of credit and notes payable	(467)	(4,101)
Payments on long term debt	—	(16,152)
Principal payments on capital leases	(233)	(213)
Net cash provided by (used in) financing activities of continued operations	(551)	33,173

DISCONTINUED OPERATIONS:
Operating cash flows	(777)	70
Investing cash flows	—	(6)
Financing cash flows	(83)	(358)
Net cash provided by (used in) discontinued operations	(860)	(294)

Add: Cash balance of discontinued operations, beginning of period	530	127
Less: Cash balance of discontinued operations, end of period	—	16

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	6,530	21,626
CASH AND CASH EQUIVALENTS, beginning of the year	15,331	4,701
CASH AND CASH EQUIVALENTS, end of the year	$21,861	$26,327

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended March 31,
	2011	2010
	(unaudited)
REVENUES:
Towers	$28,170	$12,046
Gearing	13,553	7,717
Services	1,828	2,022
Corporate and Other	(21)	(42)
Total revenues	$43,530	$21,743

OPERATING (LOSS) PROFIT:
Towers	$2,420	$(1,277)
Gearing	(2,397)	(5,128)
Services	(1,354)	(2,450)
Corporate and Other	(2,642)	(3,211)
Total operating loss	$(3,973)	$(12,066)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2011 and 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Three Months Ended March 31,
	2011	2010
Adjusted EBITDA
Towers	$3,552	$(205)
Gearing	107	(2,633)
Services	(1,137)	(1,598)
Corporate and Other	(2,415)	(2,773)
Total Adjusted EBITDA (Non-GAAP)	$107	$(7,209)

	Three Months Ended March 31,
Towers Segment	2011	2010

Operating (Loss) Profit	$2,420	$(1,277)
Depreciation	879	854
Stock Compensation	106	79
Other Income (Expense)	147	139
Total Adjusted EBITDA (Non-GAAP)	$3,552	$(205)

	Three Months Ended March 31,
Gearing Segment	2011	2010

Operating (Loss) Profit	$(2,397)	$(5,128)
Depreciation	2,307	2,233
Amortization	215	215
Stock Compensation	60	63
Other Income (Expense)	(78)	(16)
Total Adjusted EBITDA (Non-GAAP)	$107	$(2,633)

	Three Months Ended March 31,
Services Segment	2011	2010

Operating (Loss) Profit	$(1,354)	$(2,450)
Depreciation	56	178
Amortization	—	640
Stock Compensation	20	30
Other Income (Expense)	141	4
Total Adjusted EBITDA (Non-GAAP)	$(1,137)	$(1,598)

	Three Months Ended March 31,
Corporate and Other	2011	2010

Operating (Loss) Profit	$(2,642)	$(3,211)
Depreciation	44	41
Stock Compensation	183	396
Other Income (Expense)	—	2
Total Adjusted EBITDA (Non-GAAP)	$(2,415)	$(2,773)